Exhibit 3.82

BYLAWS OF

REP SALES, INC.

ARTICLE I

DIRECTORS

Section 1. The management of this corporation has been delegated, to the full extent of the law, to the Chief Executive Officer of the Corporation.

Section 2. The Board of Directors of the Company acting unanimously shall have the following powers and duties:

(a) To periodically (at quarterly director meetings) review management decisions relating to the Company in all areas of its business and affairs, including but not limited to personnel, operations, finance, sales, marketing, label standards, financial policies, general plans, goals, financial projections, long range goals, strategic planning, manpower planning, and all other areas of the Company’s business and operations.

(b) To review and approve at the directors sole discretion, non-salary compensation recommendations of the Company’s Chief Executive Officer, including the payment of any cash or stock bonuses, the establishment of qualified or non-qualified deferred compensation plans or arrangements, together with recommended contributions to such plans or arrangements, and/or qualified or non-qualified stock option plans or arrangements, together with recommended stock issuances, for the benefit of any participant thereof.

(c) To change the Company’s principal place of business.

(d) To elect or remove officers or directors from office in addition to changing the number of directors and filling any vacancies, which may arise, subject to the right of the Stockholders to exercise these powers under the Stockholders Agreement.

(e) To authorize the payment of any dividends or distributions to the Stockholders.

(f) To perform the Company’s obligation to reacquire the Stock of the Rounder Stockholders pursuant to the Deadlock provisions of this Stockholders Agreement and/or the Company’s obligation to reacquire the Stock of deceased Stockholder under the Stock Restriction and Co-

to time be prescribed by the Board of Directors or by the President.

Section 5. The Treasurer shall be the Chief Financial Officer of this corporation and shall have the care and custody of the corporate funds and securities and shall disburse the funds of this corporation as may be ordered from time to time by the Chief Executive Officer. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to this corporation and shall deposit all moneys and other valuable effects and all securities of this corporation in the name and to the credit of this corporation in such depositories as may be designated from time to time by the Board of Directors. Except to the extent that some other person or persons may be specifically authorized by the Board of Directors to so do, the Treasurer shall make, execute and endorse all checks and other commercial paper on behalf of this corporation. The Treasurer shall report the financial condition of this corporation at all other times when requested by the Board of Directors or the President and shall perform such other duties as may from time to time be prescribed by the Board of Directors or the President.

Section 6. An officer may resign at any time by mailing or delivering written notice to the corporation at its registered office. The resignation is effective without acceptance when the notice is given to this corporation, unless a later effective date is specified in the notice.

Section 7. In case of the death, resignation, removal, disqualification, absence or incapacity of any officer, the powers and duties of such officer shall be exercised by such other person or persons as may be determined by the Board of Directors.

Section 8. A vacancy in any office may, or in the case of a vacancy in the office of President, Secretary or Treasurer shall, be filled by the Board of Directors.

ARTICLE III

SHARES AND SHAREHOLDERS

Section 1. The certificates representing shares of this corporation shall be numbered and shall be entered on the books of this corporation as they are issued. They shall show the holder’s name and the number and class of shares, and the designation of the series, if any, that the certificate represents and shall be signed by the President and countersigned by the Secretary and shall have the corporate seal, if any, of this corporation affixed thereto.

Section 2. This corporation shall be entitled to treat the holder of record of any share of shares as the holder in fact thereof for all purposes whatsoever and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as may be expressly provided by the laws of the State of Minnesota. The Board may fix a date not more than sixty (60) days before the date of a meeting of the shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting.

Section 3. Transfer of shares shall be made on thbooks of this corporation only by the order of the person named in the certificate representing such shares or by a power of attorney lawfully constituted in writing. No transfer of shares shall be made unless the certificate representing such shares is surrendered to this corporation, and is in compliance with the terms of the Stockholder’s Agreement.

Section 4. Any person claiming a certificate to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require and shall, if the directors so require, give to this corporation a bond of indemnity in form and with one or more sureties satisfactory to the Board of Directors in any amount double the value of the stock represented by said certificate, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

Section 5. Dividends upon the shares of this corporation may be declared by the Board of Directors to the extent permitted by law at any time and from time to time as the Board of Directors in its sole discretion may determine. Before payment of any dividend or making any distribution of the profits there may be set aside out of the surplus or net profits of this corporation such sum or sums as the directors from time to time in their absolute discretion think proper as a reserve fund to meet contingencies or for equalizing dividends or for repairing or maintaining any property of this corporation or for such other purposes as the directors shall think conducive to the interests of this corporation. Any such reserve may be increased, decreased or abolished at any time by the Board of Directors in its discretion.

Section 6. Purchasers, William G. Nowlin, Jr., Kenneth R. Irwin and Marian Leighton Levy, shall be designated the stockholders of the Rounder Group (the “Rounder Group”), and purchasers Robert M. Simonds, Donald Rose, Arthur Mann, Thomas Von Sternberg and Joseph Boyd, shall be designated the stockholders of the East Side Group (the “East Side Group”). The Rounder Group and the East Side Group, unless the context permits otherwise, shall each be referred to as a “Stockholder Group”.

Section 7. A designated stockholder of a Stockholder Group shall only vote as a stockholder of that Stockholder Group to which such stockholder was originally designated, although other securities may come to a designated stockholder, from a designated stockholder of the other Stockholder Group, from time to time under the terms and conditions of the Stock Restriction and Co-Sale Agreement as hereinafter referred to as Exhibit D in Section 3 of this Agreement. A transferee not otherwise designated shall become a designated stockholder of the Stockholder Group from which a security was first received.

Section 8. Unless otherwise agreed, each Stockholder Group shall have one vote so as to maintain fifty percent (50%) voting control (“Proportionate Percentage”) of the Company on the basis of each Stockholder Group having a single vote.

Section 9. At each annual meeting of the stockholders of the Company, or at each special meeting of the stockholders of the Company (or by written consent in lieu of a meeting of stockholders) involving the election of directors of the Company, and at any other time at which stockholders of the Company will have the right to or will vote for or render consent in writing regarding the election of directors of the Company, then and in such event, each Stockholder Group shall vote all shares of stock of the Company presently owned or hereafter acquired by them (whether owned of record or over which any person exercises voting control) in favor of the following actions:

(a) to initially fix and maintain the number of directors at six (6) directors or at such other number as each Stockholder Group may otherwise mutually determine; and

(b) to cause the election to the Board of Directors of the Company three (3) designated directors of each of the East Side Group and Rounder Group. Initially, Arthur Mann, Donald Rose and Robert M. Simonds shall be the designated directors of the East Side Group and Kenneth R. Irwin, Marian Leighton Levy and William G. Nowlin, Jr. shall be the designated directors of the Rounder Group, individually, a “Designated Director” and collectively, the “Designated Directors”; and to serve until their respective successors are duly elected and qualified.

The Company and each Stockholder Group shall nominate for election to the Board of Directors the individuals or designees set forth above and those subsequently nominated by each Stockholder Group.

Section 10. A Stockholder Group shall not vote to remove any member of the Board of Directors designated by the other Stockholder Group in accordance with subsection (a) herein during the term of office, with or without cause, unless that other Stockholder Group votes to remove a Designated Director, and in such event, then each Stockholder Group shall affirmatively vote to remove said Designated Director, and said Designated Director shall then be removed from office.

Any vacancy on the Board of Directors created by the resignation, removal (with or without cause), incapacity or death of a Designated Director of a particular Stockholder Group under this Section shall be filled by another person designated by that Stockholder Group. Each Stockholder Group shall vote its respective Stock in accordance with any Stockholder Group designation, and any vacancy on the Board of Directors shall not be filled in the absence of a new Stockholder Group designation.

Section 11. In the event that any action to be taken by the Company requires stockholder approval, under this Agreement, ( the breaking of a deadlock among the Company’s Board of Directors), and those Stockholder actions hereinafter set forth in Section 13, next following, then the unanimous consent or vote of each Stockholder Group voting separately shall be required.

Section 12. Stockholder action requiring the unanimous consent or vote of each Stockholder Group voting separately shall be required for the following actions:

(a) any merger or consolidation of the corporation.

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of the assets of the Company.

(c) the authorization of or issuance of any capital stock.

(d) the adoption, or the making, of any amendment to the Company’s by-laws, the Articles of Organization or the Stockholders Agreement and/or the Stock Restriction and Co-Sale Agreement.

In addition to the above rights, Stockholders shall have only such rights and powers as are granted to them in the Shareholders Agreement and its Exhibits and Schedules.

ARTICLE IV

MANAGEMENT

Section 1. To further clarify the responsibilities which the Chief Executive Officer has undertaken with respect to the Chief Executive Officer’s position as President and Chief Executive Officer (“CEO”) of Rep Sales, Inc., the CEO has been delegated all management authority and power with respect to the Company, including but not limited to the following exclusive authorities and responsibilities:

) Manage all aspects of the business and affairs of the Rep Sales, Inc. (the “Company”).

(b) Make all management decisions relating to the Company in all areas of its business and affairs, including but not limited to personnel, operations, finance, sales, marketing, label representation, distribution, capital allocation, financial standards, financial policies, general plans, goals, financial projections, long range goals, strategic planning, manpower planning, and all other areas of the Company’s business and operations, provided, however, that Executive shall not have the authority to enter into purchase order for equipment on behalf of the Company which is not part of the day to day operations of the business and affairs of the Company in excess of One Hundred Thousand Dollars ($100,000) without prior approval of the Company’s Board of Directors. By way of example, if the CEO were to purchase a new computer system for the Company for $110,000, then prior approval would be required. By further way of example, signing a $5,000,000 contract to distribute the recordings of Label XYZ would not require prior approval.

(c) Direct the management team of the Company, including the Chief Financial Officer, all sales and marketing vice presidents, and the Chief Operations Officer, in all aspects of the Company’s business and affairs.

(d) Appraise and evaluate the performance of the Chief Financial Officer, Chief Operating Officer, and all Vice President’s on an annual basis.

(e) Determine and report to the Company’s Board of Directors the financial position of the Company, including Profit and Loss Statements, budgets for the future, and financial projections for the future.

(f) Evaluate sales, marketing, and operations performance.

(g) Serve as Chairman for the Board of Directors at all Director Meetings.

(h) Assure that the status of the Company’s resources are equal to the requirements of the Company’s long range goals.

(i) Establish sound business operations, strategies, and policies.

(j) Resolve any and all conflicts that arise in the everyday business operations and affairs of the Company.

ARTICLE V

INDEMNIFICATION

To the extent permitted by law, any former or present director or officer of this corporation who was or is a party or is threatened to be made a party to any proceeding, wherever and by whomever brought, by reason of his or her former or present official capacity as a director or officer of this corporation, or his or her official capacity as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other organization, while serving at the request of this corporation shall be indemnified by this corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by him or her in connection with such proceeding. Such reimbursement shall be made in advance of the final disposition of the proceeding to the extent provided by law. Except as expressly provided herein, no other person shall be indemnified by the corporation for expenses incurred in connection with a proceeding to which such person was or is a party or is threatened to be made a party by reason of the former or present official capacity of such person.

ARTICLE VI

MISCELLANEOUS

Section 1. This corporation shall have no corporate seal.

Section 2. All proper and necessary books of account and other books requisite to a full and complete record of the business transactions of this corporation shall be kept in such manner as is usual in like corporations or as shall be directed by the Board of Directors.

Section 3. All checks, promissory notes and other commercial paper and all other contracts necessary or proper to be executed in the current business of this corporation may be signed by the Chief Executive Officer, or by the Chief Financial Officer.

— End of Bylaws —

Secretary